Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112
Executive Vice President/ Chief Financial Officer

Distribute to:	Virginia State/Local Newslines, NY Times, AP, Reuters, S&P, Moodys, Dow
Jones, Investor Relations Service

April 19, 2005 3:30 p.m.	Traded: NASDAQ	Symbol: UBSH

UNION BANKSHARES REPORTS INCREASE IN 1st QUARTER RESULTS

FOR IMMEDIATE RELEASE (Bowling Green, Virginia) — Union Bankshares (NASDAQ: UBSH - News) reports net income for the quarter ended March 31, 2005 of $5.45 million, up 51.1% from $3.61 million for the same period in 2004. Earnings per share on a diluted basis increased 31.9%, from $.47 to $.62 for the quarter. Return on average equity for the quarter ended March 31, 2005 was 13.36%, while return on average assets for the same period was 1.32%, compared to 11.95% and 1.16% respectively, for the quarter ended March 31, 2004. Results for the first quarter of 2004 do not reflect the May 1, 2004 acquisition of Guaranty Financial Corporation.

On a linked quarter basis (current quarter to most recent prior quarter), net income increased 3.0% from $5.29 million in the fourth quarter of 2004 to $5.45 million in the first quarter of 2005. The Company’s return on average equity and return on average assets increased to 13.36% and 1.32% from 13.13% and 1.27%, respectively, from the fourth quarter of 2004.

As a supplement to Generally Accepted Accounting Principles (“GAAP”), the Company also uses certain non-GAAP financial measures to review its operating performance. Earnings per share on a cash basis for the quarter ended March 31, 2005 was $.64 as compared to $.48 in the same period a year ago and $.62 for the fourth quarter of 2004. Cash basis return on equity for the quarter ended March 31, 2005 was 18.34% compared to 12.69% in the same period a year ago and 18.32% for the fourth quarter of 2004.

“The first quarter results of 2005 reflect continued and renewed efforts to help people find financial solutions,” said G. William Beale, President of Union Bankshares Corporation. “I am pleased to report $.62 earnings per share on net income of $5.5 million. This increase represents growth of 31.9% from a year ago and 3% since last quarter, respectively.

As we reflect on our past successes, we are mindful of the coming year and the challenges and opportunities it will present. Generation of loans and deposits directly correlate to our success and is a reflection of the product offerings and competitive pricing delivered by our seasoned bankers. Growth in our commercial and construction lending portfolios have helped us to increase total loans to $1.27 billion, an increase of $33.1 million over the prior quarter, funded using primarily traditional deposits with less reliance on purchased funds.

The last 18 months have provided significant expansion opportunities for our organization. Our expansion through acquisition into new markets, like Charlottesville, provides a strong platform to make an immediate impact in those markets. Construction of new branches and acquisition of existing locations allow us to expand into contiguous markets and fill gaps in our existing footprint to better serve our customers. While we expect the pace of expansion in 2005 to slow from last year’s pace, we will continue to evaluate opportunities for profitable growth.

In our 2004 annual report we spoke to the right strategic direction leading to profitable growth. Over the last four years we have taken strategic steps to expand our franchise and to structure our balance sheet to create increased earnings in a rising rate environment. We are very pleased to see the results of our planning produce greater earnings for our shareholders.

Our customers continue to reward us for providing the types of financial services they desire with increased deposits and loans. Additionally, we are benefiting from positive responses in our newest markets; Charlottesville and Richmond. Our community bank sector continues to see strong growth opportunities as the vibrant markets we serve expand and prosper. Our mortgage banking sector is experiencing economic and competitive pressures reducing already narrow profit margins.”

Net income in the first quarter for the community banking segment was $5.34 million, an increase of $1.9 million or 53.4% from $3.48 million in the first quarter of 2004. First quarter net income for the mortgage banking segment was $109 thousand, a decrease of $14 thousand or 11% from $125 thousand in the same quarter of 2004. Net income for the community banking segment increased by $441 thousand, or 10% in the first quarter of 2005 from the fourth quarter of 2004, while net income for the mortgage banking segment decreased by $286 thousand, or 72% over the same period.

Net interest income (FTE) increased $5.05 million, or 43%, from the first quarter of 2004. Average earning assets for the quarter grew to $1.54 billion compared to $1.18 billion a year earlier providing the Company with a larger earnings base. Net interest margin (FTE) for the quarter increased 18 basis points from the prior quarter to 4.41% from 4.23% and is attributable to benefits derived from an increase on yields of earning assets from 6.05% to 6.29%. This is due in part to the Company’s favorable position during a rising rate environment. Partially offsetting this income was a higher cost of funds of 2.28% from 2.12% in the comparable period primarily within money market funds. We anticipate this improving trend in the net interest margin to continue as rates rise, albeit at a slower pace than we experienced this quarter. The Company’s net interest margin has improved 41 basis points from the same quarter a year ago, increasing from 4.00% to 4.41%, reflecting its asset sensitive balance sheet supported by its proactive asset/liability management process.

For the quarter ended March 31, 2005, the provision for loan losses was $332 thousand, down from $431 thousand a year earlier. At March 31, 2005, nonperforming assets totaled $10.9 million, including a single credit relationship totaling $10.7 million. The loans in this relationship are secured by real estate, but based on the information currently available management has allocated $1.1 million in reserves. Since the end of the first quarter 2004, the Company has entered into a workout agreement with the borrower. Under the terms of the workout, the Company extended further credit of approximately $1.6 million secured by additional property with significant equity. The Company anticipates that this workout will result in a reduction of overall exposure to the borrower. Despite this large nonperforming asset, overall asset quality is improving. Loans past due 90 days have decreased from $1.1 million at March 31, 2004 to $547 thousand at March 31, 2005. Net charge-offs for the quarter amounted to $140 thousand. Recoveries during the quarter were lower than the same quarter last year and the most recent quarter as the Company completed the recovery of principal on a large loan charged off in prior years. Approximately $101 thousand has been collected in foregone interest on a previously charged off credit and recorded in interest income.

Noninterest income during the first quarter of 2005 increased to $5.3 million, or 14.2%, compared to the same period in 2004. This change includes an increase of $404 thousand, or 18.5%, in gains on the sales of mortgage loans, $256 thousand in other service charges and $54 thousand in income from bank owned life insurance. The increase in other service charges was driven primarily by an increase in income related to debit card and ATM transactions as well as fees on fixed annuities. This increase was partially offset by a $49 thousand decrease in service charges on deposit accounts driven primarily by reduced overdraft and return check charge fees. Mortgage loan production for the first quarter of 2005 totaled $115.5 million as compared to $87.7 million in the first quarter of 2004 and $136.2 million in the fourth quarter of 2004. Despite this increase in production from a year ago, lower mortgage segment income is primarily due to shifts from governmental to conventional loans as well as increases in brokered loans. The increase in gains on the sales of mortgages was offset by a $369 thousand increase in noninterest expense, primarily personnel costs, underwriting fees, and marketing. On a linked quarter basis, (current quarter to prior quarter) noninterest income decreased $899 thousand or 14%. This change includes a decrease of $716 thousand, or 21.7%, in gains on sale of mortgage loans, $226 thousand in service charges on deposit accounts driven primarily by a decrease in overdraft and return check charges. This decrease was partially offset by a $44 thousand decrease in loss on sale of fixed assets that occurred in the fourth quarter 2004.

Noninterest expense during the first quarter of 2005 increased $2.95 million from the same period in the prior year. The acquisition of Guaranty occurred May 1st of 2004, therefore the prior year’s first quarter does not include Guaranty’s expenses. On a linked-quarter basis noninterest expense declined $493 thousand, or 3.5%, from $13.96 million to $13.47 million. Of this decline in noninterest expense approximately $279 thousand is attributable to lower marketing and advertising costs. During the fourth quarter of 2004 we launched a customer awareness and media campaign in the Charlottesville market as we merged the former Guaranty bank into Union Bank and Trust. In addition, we also incurred expenses by relocating to a full service branch in the Mechanicsville area. Additionally, telecommunications expenses of $113 thousand in the prior quarter have been offset by slightly higher utility expenses of $30 thousand for the period ended March 2005.

Loans were $1.3 billion and $917 million for the first quarters ending 2005 and 2004, respectively. Quarter to quarter growth represents approximately $33.1 million or an increase of 2.62% predominately within the commercial and construction portfolios. Year to year comparisons do not include Guaranty during the first quarter of 2004. Of the $1.3 billion of loans outstanding for the period ended March 2005, approximately $207 million relates to the balances acquired from Guaranty on May 1, 2004. The rising interest rate environment for the last three quarters has improved the Company’s yield on earning assets. In particular, the combined 100 basis point increase in the federal funds rate during the 4th quarter of 2004 and the 1st quarter of 2005 resulted in an improved yield on loans (FTE) from 6.12% to 6.38%. During that same period the Company’s cost of funds (FTE) increased, albeit at a slower pace, from 2.21% to 2.28%. Total deposits funding loan demand increased $29.7 million during the first quarter of 2005 to $1.3 billion. Growth of $22.3 million and $12.2 million was experienced in large certificates of deposits (those greater than $100 thousand) and demand deposits, respectively, offset by a decline in money market accounts of $8.94 million. Of the $1.3 billion of deposits outstanding for the period ended March 2005, approximately $188 million relate to balances acquired from Guaranty on May 1, 2004. The rate of deposit growth to loan growth since year end has allowed for less reliance on purchased funds as evidenced by the decline in short term borrowings from $24.5 million to $14.1 million.

At March 31, 2005 total assets were $1.69 billion, up 30.8%, or $400 million from $1.30 billion a year earlier. The Guaranty acquisition represented $251.6 million of this growth. Securities decreased to $222.8 million compared to $259.2 million for the same period. Total assets have increased $27.7 million from $1.67 billion at December 2004 to $1.69 billion at March 2005. Loans increased $33.1 million to $1.29 billion from $1.27 billion. Securities decreased $10.6 million from $233.4 million to $222.8 million. The Company’s capital position remains strong with an equity-to-assets ratio of 9.78%.

Union Bankshares is one of the largest community banking organizations based in Virginia, providing full service banking to the Central, Rappahannock, Williamsburg and Northern Neck regions of Virginia through its bank subsidiaries, Union Bank & Trust (31 locations in the counties of Albemarle, Caroline, Chesterfield, Fluvanna, Hanover, Henrico, King George, King William, Nelson, Spotsylvania, Stafford, Westmoreland and the Cities of Charlottesville and Fredericksburg), Northern Neck State Bank (9 locations in the counties of Richmond, Westmoreland, Essex, Northumberland and Lancaster), Rappahannock National Bank in Washington, Virginia and Bank of Williamsburg (3 locations in Williamsburg and Newport News). Union Bank & Trust also operates a loan production office in Manassas. In addition to banking services, Union Investment Services, Inc. provides full brokerage services and Mortgage Capital Investors provides a full line of mortgage products. The Bank of Williamsburg also owns a non-controlling interest in Johnson Mortgage Company, LLC. Additional information is available on our website at www.ubsh.com. The shares of Union Bankshares Corporation are traded on the NASDAQ National Market under the symbol “UBSH”.

This press release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in economic conditions; significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. Union Bankshares Corporation does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Key Financial Data

	For the three months ended March 31
	2005	2004
RESULTS OF OPERATIONS
Interest income	$23,432	$16,890
Interest expense	7,142	5,774

Net interest income	16,290	11,116
Provision for loan losses	332	431

Net interest income after provision for loan losses	15,958	10,685
Noninterest income	5,347	4,683
Noninterest expenses	13,470	10,510

Income before income taxes	7,835	4,858
Income tax expense	2,382	1,248

Net income	5,453	3,610

Interest earned on loans (Fully Tax Equivalent)	$20,531	$14,043
Interest earned on securities (FTE)	3,349	3,380
Interest earned on earning assets (FTE)	23,914	17,473
Net interest income (FTE)	16,772	11,699
Interest expense on certificate of deposits	4,457	4,256
Interest expense on interest bearing deposits	5,460	4,728
Core deposit intangible amortization	305	143

Net income - community banking segment	$5,344	$3,485
Net income - mortgage banking segment	109	125

KEY PERFORMANCE RATIOS
Return on average assets (ROA)	1.32%	1.16%
Return on average equity (ROE)	13.36%	11.95%
Efficiency ratio	62.26%	66.53%
Efficiency ratio (excluding mortgage segment)	57.68%	61.88%
Net interest margin (FTE)	4.41%	4.00%
Yield on earning assets (FTE)	6.29%	5.98%
Cost of interest bearing liabilities	2.28%	2.40%

PER SHARE DATA
Net income per share - basic	$0.62	$0.47
Net income per share - diluted	0.62	0.47
Cash net income per share - diluted	0.64	0.48
Cash dividends paid (semi-annual payment)	—	—
Book value per share	18.99	16.15
Tangible book value per share	14.34	15.41

FINANCIAL CONDITION
Assets	$1,699,917	$1,299,150
Loans, net of unearned income	1,297,954	917,508
Earning assets	1,565,501	1,223,081
Goodwill	31,297	864
Other intangibles	9,417	4,783
Deposits	1,343,982	1,033,365
Stockholders’ equity	166,190	123,437
Tangible equity	125,476	117,790

AVERAGES
Assets	$1,672,835	$1,247,109
Loans, net of unearned income	1,275,242	892,836
Loans held for sale	31,671	22,692
Securities	229,538	238,638
Earning assets	1,542,691	1,175,346
Deposits	1,312,111	1,009,176
Certificates of deposit	582,441	507,732
Interest bearing deposits	1,087,776	859,547
Borrowings	182,864	108,187
Interest bearing liabilities	1,270,640	967,734
Stockholders’ equity	165,550	121,450
Tangible Equity	124,966	115,726

ASSET QUALITY
Beginning balance Allowance for loan loss	$16,384	$11,519
plus provision for loan loss	332	431
less charge offs	(265)	(303)
plus recoveries	120	349

Allowance for loan losses	16,571	11,996
Allowance as % of total loans	1.28%	1.31%

Nonaccrual loans	$10,912	$8,925
Foreclosed properties & real estate investments	14	444

Total nonperforming assets	10,926	9,369
Loans past due 90 days and accruing interest	547	1,058

Total nonperforming assets plus 90 days	11,473	10,427
Nonperforming assets to loans plus foreclosed properties	0.84%	1.02%

OTHER DATA

Market value per share at period-end	$32.02	$32.24
Price to book value ratio	1.69	2.00
Price to earnings ratio	12.95	17.15
Weighted average shares outstanding, basic	8,747,232	7,629,872
Weighted average shares outstanding, diluted	8,817,183	7,713,775
Shares outstanding at end of period	8,753,004	7,637,028
Shares repurchased	—	—
Average price of repurchased shares	—	—
Mortgage loan originations	115,530,234	87,767,487
% of originations that are refinances	30.6%	40.1%

End of period full time equivalent employees	565	482
Number of full service branches	44	33
Number of Bank subsidiaries	4	4
Number of ATMs	111	36

ALTERNATIVE PERFORMANCE MEASURES
Net income	$5,453	$3,610
Plus amortization of core deposit intangibles, net of tax	198	93

Cash basis operating earnings (1)	5,651	3,703

Weighted average shares outstanding, diluted	8,817,183	7,713,775

Average assets	1,672,835	1,247,109
Less goodwill (average)	(31,012)	(864)
Less core deposit intangibles (average)	(9,572)	(4,860)

Average tangible assets (1)	1,632,251	1,241,385

Average equity	165,550	121,450
Less goodwill (average)	(31,012)	(864)
Less core deposit intangibles (average)	(9,572)	(4,860)

Average tangible equity (1)	124,966	115,726

Cash basis EPS fully diluted (1)	$0.64	$0.48
Cash basis return on average tangible assets (1)	1.40%	1.20%
Cash basis return on average tangible equity (1)	18.34%	12.87%

(1)	As a supplement to Generally Accepted Accounting Principles (“GAAP”), management also reviews operating performance based on its “cash basis earnings” to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company. These non-GAAP disclosures should not, however, be viewed in direct comparison with non-GAAP measures of other companies.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share information)

	March 31, 2005	December 31, 2004
	(Unaudited)
ASSETS

Cash and cash equivalents:
Cash and due from banks	$33,498	$29,920
Interest-bearing deposits in other banks	4,617	523
Money market investments	118	130
Other interest-bearing deposits	2,598	2,598
Federal funds sold	31	73

Total cash and cash equivalents	40,862	33,244

Securities available for sale, at fair value	222,799	233,467

Loans held for sale	37,383	42,668

Loans, net of unearned income	1,297,954	1,264,841
Less allowance for loan losses	16,571	16,384

Net loans	1,281,383	1,248,457

Bank premises and equipment, net	42,142	40,945
Other real estate owned	14	14
Core deposit intangibles, net	9,417	9,721
Goodwill	31,297	30,992
Other assets	34,620	32,702

Total assets	$1,699,917	$1,672,210

LIABILITIES AND STOCKHOLDERS’ EQUITY

Noninterest-bearing demand deposits	$242,216	$230,055
Interest-bearing deposits:
NOW accounts	200,246	195,309
Money market accounts	188,678	197,617
Savings accounts	120,615	117,851
Time deposits of $100,000 and over	232,274	209,929
Other time deposits	359,952	363,556

Total interest-bearing deposits	1,101,765	1,084,262

Total deposits	1,343,981	1,314,317

Securities sold under agreements to repurchase	45,849	45,024
Other short-term borrowings	14,074	24,514
Trust preferred capital notes	23,196	23,196
Long-term borrowings	90,081	90,271
Other liabilities	16,546	12,130

Total liabilities	1,533,727	1,509,452

Commitments and contingencies

Stockholders’ equity:
Common stock, $2 par value. Authorized 24,000,000 shares; issued and outstanding, 8,753,004 and 7,637,028 shares, respectively	17,506	17,488
Surplus	33,812	33,716
Retained earnings	111,911	106,460
Accumulated other comprehensive income	2,961	5,094

Total stockholders’ equity	166,190	162,758

Total liabilities and stockholders’ equity	$1,699,917	$1,672,210

See accompanying notes to condensed consolidated financial statements.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2005	2004
Interest and dividend income :
Interest and fees on loans	$20,550	$13,977
Interest on Federal funds sold	2	46
Interest on interest-bearing deposits in other banks	16	4
Interest on money market investments	—	—
Interest on other interest-bearing deposits	16	—
Interest and dividends on securities:
Taxable	1,918	1,857
Nontaxable	930	1,006

Total interest and dividend income	23,432	16,890

Interest expense:
Interest on deposits	5,459	4,728
Interest on Federal funds purchased	63	—
Interest on short-term borrowings	218	69
Interest on long-term borrowings	1,402	977

Total interest expense	7,142	5,774

Net interest income	16,290	11,116

Provision for loan losses	332	431

Net interest income after provision for loan losses	15,958	10,685

Noninterest income:
Service charges on deposit accounts	1,498	1,547
Other service charges, commissions and fees	1,011	754
Gains (losses) on securities transactions, net	—	—
Gains on sales of loans	2,585	2,182
Gains on sales of other real estate owned and bank premises, net	(5)	15
Other operating income	258	185

Total noninterest income	5,347	4,683

Noninterest expenses:
Salaries and benefits	7,822	6,292
Occupancy expenses	998	688
Furniture and equipment expenses	902	727
Other operating expenses	3,748	2,803

Total noninterest expenses	13,470	10,510

Income before income taxes	7,835	4,858
Income tax expense	2,382	1,248

Net income	$5,453	$3,610

Basic net income per share	$0.62	$0.47
Diluted net income per share	$0.62	$0.47

See accompanying notes to condensed consolidated financial statements.

Union Bankshares Corporation

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the three months ended March 31,
	2005			2004			2003
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
	(Dollars in thousands)
Assets:
Securities:
Taxable	$155,088	$1,919	5.02%	$158,759	$1,857	4.70%	$177,848	$2,223	5.07%
Tax-exempt(1)	74,450	1,430	7.79%	79,879	1,523	7.67%	89,517	1,713	7.76%

Total securities	229,538	3,349	5.92%	238,638	3,380	5.70%	267,365	3,936	5.97%
Loans, net (2)	1,275,242	20,059	6.38%	892,836	13,711	6.18%	727,975	12,684	7.07%
Loans held for sale	31,671	472	6.04%	22,692	332	5.88%	36,761	501	5.53%
Federal funds sold	1,066	2	0.76%	19,067	46	0.97%	18,529	44	0.96%
Money market investments	72	0	1.89%	199	0	0.20%	6,114	18	1.19%
Interest-bearing deposits in other banks	2,504	16	2.52%	1,914	4	0.84%	1,551	4	1.05%
Other interest-bearing deposits	2,598	16	2.42%	—	—		—	—

Total earning assets	1,542,691	23,913	6.29%	1,175,346	17,473	5.98%	1,058,295	17,187	6.59%
Allowance for loan losses	(16,499)			(11,687)			(9,473)
Total non-earning assets	146,643			83,450			72,277

Total assets	$1,672,835			$1,247,109			$1,121,099

Liabilities & Stockholders’ Equity:
Interest-bearing deposits:
Checking	$194,605	147	0.31%	$147,757	105	0.29%	$129,022	174	0.55%
Money market savings	191,780	637	1.35%	108,467	222	0.82%	95,920	269	1.14%
Regular savings	118,950	219	0.75%	95,591	145	0.61%	87,207	216	1.00%
Certificates of deposit:
$100,000 and over	221,724	1,834	3.35%	178,516	1,581	3.56%	156,517	1,544	4.00%
Under $100,000	360,717	2,623	2.95%	329,216	2,675	3.27%	312,914	2,884	3.74%

Total interest-bearing deposits	1,087,776	5,460	2.04%	859,547	4,728	2.21%	781,580	5,087	2.64%
Other borrowings	182,864	1,682	3.73%	108,187	1,046	3.89%	97,363	976	4.07%

Total interest-bearing liabilities	1,270,640	7,142	2.28%	967,734	5,774	2.40%	878,943	6,063	2.80%

Noninterest bearing liabilities:
Demand deposits	224,335			149,629			124,837
Other liabilities	12,310			8,296			10,486

Total liabilities	1,507,285			1,125,659			1,014,266
Stockholders’ equity	165,550			121,450			106,833

Total liabilities and stockholders’ equity	$1,672,835			$1,247,109			$1,121,099

Net interest income		$16,771			$11,699			$11,124

Interest rate spread			4.01%			3.58%			3.79%
Interest expense as a percent of average earning assets			1.88%			1.98%			2.32%
Net interest margin			4.41%			4.00%			4.26%

(1)	Income and yields are reported on a taxable equivalent basis.
(2)	Recovery of $101 thousand previously foregone interest has been excluded.